EXHIBIT 10.21

SEAGATE TECHNOLOGY 2004

STOCK COMPENSATION PLAN

OPTION AGREEMENT

(with acknowledgement of Compensation Recovery Policy)

THIS AGREEMENT (including any exhibits hereto, the “Agreement”) is made effective as of the Date of Grant (as set forth in the attached Notice of Stock Option Grant (including any exhibits thereto, the “Notice”), the terms of which Notice are hereby made a part of this Agreement) between Seagate Technology, a limited company incorporated in the Cayman Islands (the “Company”), and the Participant named in the Notice.

R E C I T A L S:

WHEREAS, the Company has adopted the Seagate Technology 2004 Stock Compensation Plan (including any exhibits thereto, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein and in the Notice.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of that number of Shares set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan. The purchase price per share of the Shares subject to the Option (the “Option Price”) shall be the “Exercise Price (Per Share)” set forth in the Notice, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting. At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion.”

(a) Vesting Schedule.

(i) Subject to Sections 2(a)(ii), 2(a)(iii), and 2(b) below, the Option shall vest and become exercisable with respect to 25% of the Shares initially subject to the Option on the first anniversary of the Vesting Commencement Date (as set forth in the Notice) and shall vest and become exercisable with respect to an additional 1/48th of the Shares initially subject to the Option at the end of each full month thereafter (measured by using the same day of each subsequent month as the Vesting Commencement Date (as set forth in the Notice), or if there is no same day in a given subsequent month, the last day of such subsequent month).

(ii) Notwithstanding the foregoing, in the event of a Change of Control in which the Option is not to be assumed or replaced with a substitute option which substantially preserves both the intrinsic value (i.e., the excess of the Fair Market Value of the Shares subject to the Option over the aggregate Option Price) and the rights and benefits of the Option as in effect immediately prior to such Change of Control or is not otherwise to be continued in effect by the Company or any successor entity in the Change of Control, then the Option shall, for at least 10 days prior to the consummation of the Change of Control, vest and become exercisable for all the Shares at the time subject to the Option and the Option shall terminate upon the consummation of the Change of Control.

(iii) In addition to the foregoing, in the event of the Participant’s termination of Continuous Service with the Company on account of the Participant’s death, the Participant shall be deemed to have completed an additional year of service for purposes of determining the portion of the Option which is the Vested Portion.

(b) Termination of Employment

If the Participant’s Continuous Service with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

3. Exercise of Option.

(a) Period of Exercise

Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the “Expiration Date” set forth in the Notice;

(ii) one year following the date of the Participant’s termination of Continuous Service as a result of death or Disability (as defined in the Plan);

(iii) three (3) months following the date of the Participant’s termination of Continuous Service by the Company without Cause (other than as a result of death or Disability) or by the Participant for any reason; and

(iv) the date of the Participant’s termination of Continuous Service by the Company for Cause.

For purposes of this Agreement:

“Cause” shall mean (i) the Participant’s continued failure substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the embezzlement or theft by the Participant of the Company’s property, (iii) the commission of any act or acts on the Participant’s part resulting in the conviction of such Participant of a felony under the laws of the United States or any state, (iv) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties to the Company or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by the Participant of the material terms of his employment agreement or any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Participant is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause and is provided with at least 30 days after such notice to cure the specified deficiency.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The purchase price for the Shares as to which the Option is exercised shall be paid to the Company, at the election of the Participant, (i) in cash or by check or (ii) if there should be a public market for the Shares at such time, (A) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that if such Shares were acquired, directly or indirectly, from the Company, such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles in order to avoid variable grant date accounting for financial accounting purposes), (B) partly in cash and partly in such Shares or (C) subject to such rules as may be established by the Committee, through the delivery of irrevocable instruments to a broker to sell all or a portion of such Shares and deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. The Participant shall also be required to pay all withholding taxes relating to the exercise.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) Should the Participant die while holding the Option, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will, by the laws of descent and distribution, or by beneficiary designation, as the case may be, for the period set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4. Seagate Technology Compensation Recovery for Fraud or Misconduct Policy. The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Seagate Technology Compensation Recovery for Fraud and Misconduct Policy as in effect from time to time, a current copy of which is attached hereto as Exhibit A. To the extent the Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

5. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. Transferability. The Option is exercisable only by the Participant during the Participant’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7. Withholding. A Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11. Option Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time in accordance with its respective terms, are hereby incorporated herein by reference. The Participant acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Participant’s rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or underwriting between the Participant and the Company or an Affiliate relating to the Participant’s employment, consulting relationship, or directorship, and any termination thereof, his compensation, or his rights, claims or interests in or to shares of the capital stock of the Company. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Amendments. The Committee at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under any Option shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

EXHIBIT A

SEAGATE TECHNOLOGY COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT

POLICY

Effective January 29, 2009

The Seagate Technology Compensation Recovery for Fraud or Misconduct Policy is intended to support accurate disclosure by recovering compensation paid to an executive covered by this policy where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of the executive who received such compensation.

Employees Covered:

“Executive” is defined as U.S. employees of Seagate Technology or one of its subsidiaries (the “Company”) at the Senior Vice President level or above and any other officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Covered:

The repayment and other obligations of an Executive described in this policy apply to any bonus paid, stock grant issued (whether or not vested) and/or vested during the covered period, or stock option exercised during the covered period, defined as the period commencing with the later of the effective date of this policy or the date that is four years prior to beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought pursuant to this policy; provided, however, that in no event shall this policy apply to any stock or option award granted before the effective date of this policy.

Fraud or Misconduct:

For the purposes of this policy, “Fraud” or “Misconduct” shall mean any of the following events that are significant contributing factors to a restatement of the Company’s financial results, as determined pursuant to “Determination of Fraud or Misconduct”, below: (A) embezzlement or theft by the Executive, (B) the commission of any act or acts on the Executive’s part resulting in the conviction (or plea of guilty or nolo contendere) of such Executive of a felony under the laws of the United States or any state (or equivalent law of any jurisdiction outside of the United States), (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s financial reporting obligations for the Company, or (D) Executive’s other misrepresentation, act, or omission which is materially injurious to the Company’s financial reporting obligations.

Recovery Event:

A recovery event occurs when:

•	The Company issues a restatement of financial results, and

•

The independent members of the Board of Directors determine in good faith that the Fraud or Misconduct of an Executive covered by this policy was a significant contributing factor to such restatement, and

•

During the covered period, (i) some or all of a bonus previously paid or performance-based stock grant that vested prior to such restatement, in either case, having a value of at least $100,000, would not have been paid or become vested, as applicable, based upon the restated financial results, (ii) the Executive exercised one or more stock options, sold the Company’s common shares acquired upon such exercises and in the aggregate realized proceeds of at least $100,000 or (iii) the Executive sold the Company’s common shares attributable to one or more non-performance-based stock grants and in the aggregate realized proceeds of at least $100,000.

Determination of Fraud or Misconduct:

The determination of whether an Executive’s Fraud or Misconduct was a significant contributing factor to the Company’s restatement of financial results shall only be made by the affirmative vote of a majority of all of the independent members of the Board at an in-person meeting of the independent members of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive, with or without legal counsel, is given an opportunity to be heard at such meeting). Any determination by the Board pursuant to this policy shall be subject to the Executive’s right to review by an arbitrator pursuant to procedures set forth in the Seagate Executive Severance and Change of Control Plan, a copy of which is attached hereto.

Repayment Obligation:

Upon receiving from the Company the revised calculations and determination of the independent members of the Board of Directors setting forth the amount of a previously paid bonus or bonuses that would not have been paid and/or a performance-based stock grant or grants that would not have vested, in all cases based upon the restated financial results, and/or the proceeds of sales of shares acquired upon the exercise of stock options or following the vesting of any non-performance-based stock grants, the affected Executive will be required to deliver, within 30 days of such written notification of the amount due, to the Company an amount in equal to: (i) the bonus payments that would not have been made during the covered period had the restated financial results been used to determine such bonus awards; (ii) with respect to a performance-based stock grant that was issued and/or vested during the covered period, an amount in cash or equivalent value in the Company’s common shares (or a combination of the two) equal to the net proceeds realized by the Executive upon the issuance and, if applicable, subsequent sale of any stock that would not have been issued or vested based upon the restated financial results; (iii) with respect to any stock option that was exercised during the covered period, an amount in cash equal to the net proceeds realized by the Executive upon the sale during the covered period of some or all of the stock acquired upon the exercise of such stock option; and (iv) with respect to the sale of shares following the vesting of any non-performance-based stock grant, an amount in cash determined by the independent members of the Board of Directors to be attributable to the Executive’s Fraud or Misconduct. The Executive shall also immediately comply with any instructions delivered by the Company with respect to any of the Company’s common shares that have not yet been sold or otherwise disposed of and would not have been issued or vested based upon the restated financial results. For this purpose, “net proceeds” shall be net of any brokerage commissions and amounts paid to the Company to satisfy the aggregate exercise price and/or tax withholding obligations paid in respect of the award. With respect to amounts to be paid in cash, the form of payment may be a certified cashier check, money transfer, or other method as approved by the Board of Directors.

Other Terms:

The Company shall be able to enforce the repayment obligation described in this policy by all legal means available, including, without limitation, by withholding such amount from other sums owed to the affected Executive.